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                                                                Exhibit 99.29



SUPPLEMENTAL SCHEDULE - CALCULATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES - (OTHER AFFILIATES - COMBINED):


                                                                                        THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                       MARCH 31,
                                          -------------------------------------        ----------------------
(000'S)                                    1997           1998           1999           1999           2000

Earnings:
  Pretax income (loss)                    $  (310)       $  (114)       $   (42)       $   (15)       $    29

Fixed Charges:
  Interest expense                          2,076          2,031          1,942            473            501
                                          -------        -------        -------        -------        -------
              Total fixed charges           2,076          2,031          1,942            473            501

              Total earnings                1,766          1,917          1,900            458            530

              Total fixed charges           2,076          2,031          1,942            473            501

Ratio of earnings to fixed charges           0.85           0.94           0.98           0.97           1.06
                                          =======        =======        =======        =======        =======

  Deficiency to cover fixed charges           310            114             42             15             --
                                          =======        =======        =======        =======        =======